Exhibit 4.3.2

AMENDED AND RESTATED WARRANT AGREEMENT

This AMENDED AND RESTATED WARRANT AGREEMENT (“Agreement”) is entered into as of December 10, 2020, by and between Fusion Fuel Green PLC, a public limited company incorporated in Ireland (“Parent”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street Plaza, New York, New York 10004 (“Warrant Agent”).

WHEREAS, in connection with the initial public offering of units and simultaneous private placement of warrants of HL Acquisitions Corp., a British Virgin Islands company (“HL”), HL engaged the Warrant Agent to act on behalf of HL in connection with the issuance, registration, transfer, exchange, redemption, and exercise of HL’s warrants on the terms and conditions as set forth in the Warrant Agreement dated as of June 27, 2018 between HL and the Warrant Agent (the “Prior Agreement”)

WHEREAS, HL entered into a Business Combination Agreement, dated as of June 6, 2020 (as amended and restated on August 25, 2020, and as may be further amended from time to time, the “Business Combination Agreement”), with Parent, Fusion Fuel Atlantic Limited, a British Virgin Islands business company and wholly owned subsidiary of Parent (“Merger Sub”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (“Fusion Fuel”), and the shareholders of Fusion Fuel (“Fusion Fuel Shareholders”), pursuant to which, among other things, upon the closing of the transactions contemplated by the Business Combination Agreement (“Closing”), (i) Merger Sub will merge with and into HL (the “Merger”) with HL being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Parent, followed immediately by (ii) the acquisition by Parent of all of the issued and outstanding shares of Fusion Fuel (the “Share Exchange”, and together with the Merger, the “Transactions”);

WHEREAS, effective upon the consummation of the Merger, (i) each HL ordinary share outstanding on the closing date will be converted into one Class A ordinary share of Parent (“Parent Class A Ordinary Shares”), except that holders of HL ordinary shares sold in HL’s initial public offering will be entitled to elect instead to receive a pro rata portion of HL’s trust account, as provided in HL’s amended and restated memorandum and articles of association (“M&A”), and except for an aggregate of 125,000 ordinary shares of HL held by certain initial holders which will be forfeited and cancelled upon the consummation of the Merger, (ii) each outstanding unit purchase option of HL will be terminated, forfeited and cancelled in consideration for the issuance of an aggregate of 50,000 Parent Class A Ordinary Shares, (iii) each outstanding right of HL will be adjusted for one-tenth of one ordinary share of HL immediately prior to the effective time of the Merger, and each such ordinary share of HL will be converted into one Parent Class A Ordinary Share, (iv) each outstanding warrant issued by HL as part of the units in HL’s initial public offering (“IPO Warrants”) will remain outstanding and, in accordance with Section 4.5 of the Prior Agreement, will be automatically adjusted to entitle the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein, (v) each outstanding warrant issued by HL in a private placement (“Placement Warrants”) will remain outstanding and, in accordance with Section 4.5 of the Prior Agreement, will be automatically adjusted to entitle the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein, and (vi) certain convertible notes of HL may be converted into warrants of HL (“Working Capital Warrants”), and upon the Closing each Working Capital Warrant will remain outstanding and, in accordance with Section 4.5 of the Prior Agreement, will be automatically adjusted to entitle the holder to purchase one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein;

WHEREAS, upon consummation of the Share Exchange, (i) the Fusion Fuel Shareholders will be issued a total of 2,125,000 Class B ordinary shares of Parent and 2,125,000 warrants of Parent (the “Fusion Fuel Warrants”), with each Fusion Fuel Warrant entitling the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein, and (ii) the Fusion Fuel Shareholders holding Class A Shares of Fusion Fuel will have the right, upon the achievement of certain milestones as set forth in the Business Combination Agreement, to receive their pro rata portion of up to an aggregate of 1,137,000 Parent Class A Ordinary Shares and 1,137,000 warrants of Parent (the “Contingent Consideration Warrants” together with the IPO Warrants , Placement Warrants, Working Capital Warrants, and Fusion Fuel Warrants, collectively, the “Warrants”), with each Contingent Consideration Warrant entitling the holder to subscribe for one Parent Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as set forth herein;

WHEREAS, Parent, HL, and the Warrant Agent entered into that certain Novation Agreement (“Novation Agreement”), dated on or about the date hereof, pursuant to which, in accordance with Section 9.1 of the Prior Agreement, Parent was substituted for HL in the Prior Agreement and became obligated to perform all of the duties of HL under the Prior Agreement;

WHEREAS, for the purpose of curing any ambiguity as to whether the Prior Agreement applies to the Warrants following the Closing, Parent and the Warrant Agent desire to amend and restate the Prior Agreement pursuant to Section 9.8 of the Prior Agreement, to provide that the same form and provisions applicable under the Prior Agreement apply to the Warrants;

WHEREAS, in connection with the termination of the unit purchase options upon the Closing, EarlyBirdCapital, Inc., the representative of the underwriters of HL’s initial public offering has consented to the amendments to sections 2.7, 6.4, 7.4, 9.4, and 9.8 of the Prior Agreement which remove all references to the “Representative” and “Representative Warrants”, as required by the Prior Agreement; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of Parent and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of Parent, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. Parent hereby appoints the Warrant Agent to act as agent for Parent for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall be held in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of Parent and shall bear a facsimile of Parent’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is delivered, it may be issued with the same effect as if he or she had not ceased to be such at the date of delivery.

2.2. Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be held in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of Parent or by an authorized committee thereof. Any Warrant so held shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3. Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4. Registration.

2.4.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance, automatic adjustment by virtue of the Merger and the registration of transfer of the Warrants. Upon the initial issuance or automatic adjustment of the Warrants, the Warrant Agent shall deliver and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by Parent.

2.4.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, Parent and the Warrant Agent may deem and treat the person in whose name such Warrant is then registered in the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than Parent or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither Parent nor the Warrant Agent shall be affected by any notice to the contrary.

2.5. Private Warrant Attributes. The Placement Warrants, Working Capital Warrants, Fusion Fuel Warrants and Contingent Consideration Warrants (collectively, the “Private Warrants”) will be automatically adjusted or issued (as applicable) in the same form as the IPO Warrants but they (i) will not be redeemable by Parent and (ii) may be exercised for cash or on a cashless basis at the holder’s option in such manner as Parent’s management may specify, in either case as long as they are held by the initial purchasers or their permitted transferees (as prescribed in Section 5.6 hereof). Once a Private Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as an IPO Warrant hereunder for all purposes.

3. Terms and Exercise of Warrants

3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to subscribe from Parent the number of Parent Class A Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Parent Class A Ordinary Shares may be subscribed for at the time a Warrant is exercised. Parent in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than ten (10) Business Days; provided, that Parent shall provide at least ten (10) days prior written notice of such reduction to registered holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.

3.2. Duration of Warrants. A Warrant may be exercised any time and from time to time beginning on the date hereof and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the date hereof and (ii) the Redemption Date as provided in Section 6.2 of this Agreement, if applicable (“Expiration Date”). The period of time from the date the Warrants will first become exercisable until the Expiration Date shall hereafter be referred to as the “Exercise Period.” Except, as applicable, with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. Parent in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that Parent will provide at least twenty (20) days written notice prior to the then Expiration Date of any such extension to registered holders and, provided further that any such extension shall be applied consistently to all of the Warrants.

3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each Parent Class A Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) by good certified check or wire payable to the Warrant Agent; or

(b) in the event of redemption pursuant to Section 6 hereof in which Parent’s management has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Parent Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value, and by paying the nominal value (being US$0.0001 per share on the date of this Agreement) for each Parent Class A Ordinary Share. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of Parent Class A Ordinary Shares for the five (5) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the Warrants pursuant to Section 6 hereof; or

(c) with respect to any Private Warrants, so long as such Private Warrants are held by the initial purchasers or their permitted transferees, by surrendering such Private Warrants for that number of Parent Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Class A Ordinary Shares underlying such Private Warrants, multiplied by the difference between the exercise price of such Private Warrants and the “Fair Market Value” (defined below) by (y) the Fair Market Value, and by paying the nominal value (being US$0.0001 per share on the date of this Agreement) for each Parent Class A Ordinary Share; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of Parent Class A Ordinary Shares for the five (5) trading days ending on the trading day prior to the date of exercise; or

(d) in the event the registration statement required by Section 7.4 hereof is not then effective, by surrendering such Warrants for that number of Parent Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Parent Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” (defined below) by (y) the Fair Market Value, and by paying the nominal value (being US$0.0001 per share on the date of this Agreement) for each Parent Class A Ordinary Share; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(d), the “Fair Market Value” shall mean the average reported last sale price of Parent Class A Ordinary Shares for the five (5) trading days ending on the trading day prior to the date of exercise.

3.3.2. Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), and except with respect to uncertificated Warrants as described above in Section 2.2, Parent shall issue to the registered holder of such Warrant a certificate or certificates for the number of Parent Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will Parent be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and Parent shall not be obligated to issue Parent Class A Ordinary Shares upon exercise of a Warrant unless Parent Class A Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3. Valid Issuance. All Parent Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any such certificate for Parent Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of Parent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify Parent in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Parent Class A Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Parent Class A Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Parent Class A Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Parent Class A Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of Parent beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Parent Class A Ordinary Shares, the holder may rely on the number of outstanding Parent Class A Ordinary Shares as reflected in (1) Parent’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission as the case may be, (2) a more recent public announcement by Parent or (3) any other notice by Parent or the Warrant Agent setting forth the number of Parent Class A Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, Parent shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Parent Class A Ordinary Shares then outstanding. In any case, the number of outstanding Parent Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity or debt securities of Parent by the holder and its affiliates since the date as of which such number of outstanding Parent Class A Ordinary Shares was reported. By written notice to Parent, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to Parent.

4. Adjustments.

4.1. Share Dividends; Split Ups. If after the Closing, the number of outstanding Parent Class A Ordinary Shares is increased by a share dividend payable in Parent Class A Ordinary Shares, or by a split up of Parent Class A Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the number of Parent Class A Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Parent Class A Ordinary Shares.

4.2. Aggregation of Shares. If after the Closing, the number of outstanding Parent Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Parent Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Parent Class A Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Parent Class A Ordinary Shares.

4.3 Extraordinary Dividends. If Parent, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Parent Class A Ordinary Shares or other shares of Parent’s capital into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by Parent’s Board of Directors, in good faith) of any securities or other assets paid on each Parent Class A Ordinary Share in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Parent Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Parent Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if Parent, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Parent Class A Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.4 Adjustments in Exercise Price. Whenever the number of Parent Class A Ordinary Shares issuable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Parent Class A Ordinary Shares issuable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Parent Class A Ordinary Shares so issuable immediately thereafter.

4.5. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Parent Class A Ordinary Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of Parent Class A Ordinary Shares), or in the case of any merger or consolidation of Parent with or into another corporation (other than a consolidation or merger in which Parent is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Parent Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Parent as an entirety or substantially as an entirety in connection with which Parent is dissolved, the Warrant holders shall thereafter have the right to subscribe for and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Parent Class A Ordinary Shares immediately theretofore issuable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in the Parent Class A Ordinary Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, Parent shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares issuable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, Parent shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7. No Fractional Warrants or Shares. No fractional Warrants will be held or issued hereunder. Additionally, notwithstanding any provision contained in this Agreement to the contrary, Parent shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, Parent shall, upon such exercise, round up to the nearest whole number of Parent Class A Ordinary Shares to be issued to the Warrant holder.

4.8. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants delivered after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrant initially delivered pursuant to this Agreement. However, Parent may at any time in its sole discretion make any change in the form of Warrant that Parent may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter delivered or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9 Other Events. In case any event shall occur affecting Parent as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, Parent shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. Parent shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer. If the Warrant surrendered is in certificated form, such surrendered Warrant shall be properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be delivered and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to Parent from time to time upon request.

5.2. Instrument of Transfer: The instrument of transfer of any Warrant may be executed for and on behalf of the transferor by any party designated by the Board of Parent for such purpose, and Parent or any other party designated by the Board of Parent for such purpose shall be deemed to have been irrevocably appointed agent for the transferor of such Warrant or Warrants with full power to execute, complete and deliver in the name of and on behalf of the transferor of such Warrant or Warrants all such transfers of Warrants held by the Warrant holders. Any document which records the name of the transferor, the name of the transferee, the number of Warrants agreed to be transferred, the date of the agreement to transfer the Warrants and price per Warrants, shall, once executed by the transferor or any other party designated by the Board of Parent for such purpose as agent for the transferor, be deemed to be a proper instrument of transfer. The transferor shall be deemed to remain a Warrant holder until the name of the transferee is entered on the Warrant Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Board of Parent so determine.

5.3. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall deliver in exchange therefor one or more new Warrants, in certificate or book entry form, as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and deliver new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for Parent stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.4. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the delivery of a warrant certificate or book entry position for a fraction of a warrant.

5.5. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.6. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be delivered in certificated form pursuant to the provisions of this Section 5, and Parent, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of Parent for such purpose.

5.7 Fusion Fuel Warrants and Contingent Consideration Warrants. The Warrant Agent shall not register any transfer of Fusion Fuel Warrants or Contingent Consideration Warrants until the date that is the one year anniversary of the Closing of the Business Combination Agreement, except for transfers (i) to Parent’s officers, directors, initial shareholders, employees, consultants or their affiliates, (ii) to a holder’s shareholders, officers, directors, employees or members upon the holder’s liquidation, (iii) by bona fide gift to a member of the holder’s immediate family or to a trust, the beneficiary of which is the holder or a member of the holder’s immediate family for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death of a holder, or (v) pursuant to a qualified domestic relations order.

6. Redemption.

6.1. Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of Parent, at any time during the Exercise Period (so long as there is a current registration statement in effect with respect to the Parent Class A Ordinary Shares underlying the Warrants), at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the closing price of the Parent Class A Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.

6.2. Date Fixed for, and Notice of, Redemption. In the event that Parent shall elect to redeem all of the Warrants that are subject to redemption, Parent shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by Parent not less than thirty (30) days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3. Exercise After Notice of Redemption. The IPO Warrants may be exercised for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by Parent pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that Parent determines to require all holders of IPO Warrants to exercise their IPO Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Parent Class A Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” in such case and the aggregate nominal value to be paid for the relevant Parent Class A Ordinary Shares which are the subject of such redemption notice. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4 Exclusion of Certain Warrants. Parent understands that the redemption rights provided for by this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, Parent may redeem the Warrants issued upon such exercise provided that the criteria for redemption is met. Additionally, Parent agrees that the redemption rights provided in this Section 6 shall not apply to the Private Warrants if at the time of the redemption such Private Warrants continue to be held by the initial purchasers or their permitted transferees. However, once any such Private Warrants are transferred (other than to permitted transferees under Section 5.6), Parent may redeem such Private Warrants in the same manner as the IPO Warrants.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of Parent, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of Parent or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, Parent and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of Parent, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Parent Class A Ordinary Shares. Parent shall at all times reserve and keep available a number of its authorized but unissued Parent Class A Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Parent Class A Ordinary Shares underlying IPO Warrants and Placement Warrants. On [●], 2020, the registration statement on Form F-4 (Commission File No. 333-245052) registering the Parent Class A Ordinary Shares issuable upon the exercise of the IPO Warrants and Placement Warrants was declared effective by the Commission. Parent will use its best efforts to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement and to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by Parent and in those states where holders of Warrants then reside, the Parent Class A Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. During any period when Parent shall fail to have maintained an effective registration statement covering the Parent Class A Ordinary Shares issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1. Parent shall provide the Warrant Agent with an opinion of counsel for Parent (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the Parent Class A Ordinary Shares issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of Parent and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis, Parent shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. Parent will from time to time promptly pay all taxes and charges that may be imposed upon Parent or the Warrant Agent in respect of the issuance or delivery of Parent Class A Ordinary Shares upon the exercise of Warrants, but Parent shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares. Parent, at its absolute discretion, may, or may procure that a subsidiary of Parent shall, pay Irish stamp duty arising on a transfer of Warrants on behalf of the transferee of such Warrants of Parent. If stamp duty resulting from the transfer of Warrants in Parent which would otherwise by payable by the transferee is paid by Parent or any subsidiary of Parent on behalf of the transferee, then in those circumstances, Parent shall, on its or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off an amount equal to the stamp duty against any Parent Class A Ordinary Shares issuable on exercise of the Warrants and (ii) claim a first and paramount lien on the Warrants on which stamp duty has been paid by Parent or its subsidiary for the amount of stamp duty paid.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to Parent. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, Parent shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If Parent shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by Parent), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at Parent’s cost. Any successor Warrant Agent, whether appointed by Parent or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of Parent, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent Parent shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, Parent shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Parent Class A Ordinary Shares not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. Parent agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. Parent agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Parent Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by Parent prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by an executive officer or the Chairman of the Board of Directors of Parent and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Parent agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except (i) as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith; or (ii) any Tax imposed on or calculated by reference to the net income received or receivable by the Warrant Agent.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Parent Class A Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Parent Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to Parent with respect to Warrants exercised and concurrently account for, and pay to Parent, all monies received by the Warrant Agent for the subscription of Parent Class A Ordinary Shares through the exercise of Warrants.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of Parent or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on Parent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by Parent with the Warrant Agent), as follows:

Fusion Fuel Green PLC
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attention: Frederico Figueira de Chaves, Chief Financial Officer
Email: frederico@keyfh.com

with a copy, which shall not constitute notice, to:

Arthur Cox

10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland

Attn: Connor Manning, Esq.

Email: connor.manning@arthurcox.com

and

Feinberg Hanson LLP

855 Boylston Street, 8th Floor

Boston, MA 02116

Attn: David H. Feinberg, Esq.

Email: dfeinberg@feinberghanson.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by Parent to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with Parent), as follows:

Continental Stock Transfer & Trust Company

1 State Street Plaza

New York, New York 10004

Attn: Compliance Department

9.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Parent hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Parent hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon Parent may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon Parent in any action, proceeding or claim.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior agreements and understandings, both written and oral, among the Parties and any of their respective affiliates with respect to the subject matter hereto. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of a majority of the then outstanding Warrants; provided, that this Agreement may not be modified or amended in a manner that would negatively impact any holder or group of holders differently from other holders without the written consent of such holder or a majority of such group of holders negatively impacted, as applicable. Notwithstanding the foregoing, Parent may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

FUSION FUEL GREEN PLC

By:	/s/ Frederico Figueira de Chaves
	Name:	Frederico Figueira de Chaves
	Title:	Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Ana Gois
	Name:	Ana Gois
	Title:	Vice President